EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement"), is dated as of ______, 1996, between Golden Bear Golf, Inc., a Florida corporation (the "Company"), and Mark
F. Hesemann (the "Executive").

         WHEREAS, the Company intends to undertake an initial public offering of the Company's Class "A" Common Stock; and

         WHEREAS, contingent upon the closing of the initial public offering, the Company desires to employ the Executive in an executive capacity and the Executive desires to accept such employment, all upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, the Company and the Executive agree as follows:

         1. TERM OF EMPLOYMENT. The Company shall employ the Executive, and the Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement. The Executive shall be employed for an initial term of four and one-half (4-1/2) years beginning as of the "Effective Date" (the "Initial Term"). The Effective Date shall be the date of the Company's initial public offering of Class A Common Stock. At the conclusion of the Initial Term, or any Renewal Term (as defined below), the Executive's employment shall automatically be extended for an additional term of two (2) years (the "Renewal Term"), unless at least one hundred and eighty (180) days prior to expiration of the Initial Term or any Renewal Term either the Executive or the Company gives notice to the other that the Executive or the Company does not wish to extend the Executive's employment. The Initial Term and any Renewal Term shall be referred to herein as the "Term".

         2.       SERVICES.

                  2.1 OFFICE AND DUTIES. During the Term, the Executive shall serve as Senior Vice President and Chief Operating Officer of the Golf Division of the Company and shall have powers and authority commensurate with such positions and such other powers and authority as may be assigned to him by the Company's Board of Directors or any committee thereof from time to time.

                  2.2 BEST EFFORTS. During the Term, the Executive shall devote a minimum of one hundred percent (100%) of his time and energies during business hours to the business of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company.

         3.       COMPENSATION.

                  3.1 CASH COMPENSATION. During the Term, the Executive shall receive an initial base salary at the annual rate of $210,000 ("Base Salary"), payable in accordance with the Company's normal payroll practices. The Base Salary shall be subject to increase from time to time as may be determined upon a review of the

Executive's performances to be undertaken by the Compensation
Committee of the Board of Directors at least once annually ("Compensation Committee").

                  3.2 INCENTIVE AWARD PAYMENTS.

                  (a) For each fiscal year during the Term, the Executive shall be entitled to receive a cash award (the "Bonus") based on the Company's Annual Pre-Tax Income relative to its Annual Pre-Tax Income as projected in the Business Plan ("Business Plan") approved by the Company's Board of Directors with respect to such fiscal year. For each fiscal year, "Annual Pre-Tax Income" shall be the "Income Before Provision for Income Taxes and Extraordinary Items" as set forth in the Company's audited Consolidated Statement of Operations. The Compensation Committee shall set in advance of each fiscal year the formula for determining the Bonus for such fiscal year, after the Compensation Committee consults with the Executive and the Board of Directors approves the Business Plan. Upon the termination of the Executive's employment for any reason, the Executive shall be entitled to receive any Bonus earned by the Executive with respect to the preceding fiscal year (even if the payment of such Bonus has been deferred into the current fiscal year).

                  (b) If the Executive's employment with the Company shall terminate after the commencement of, but prior to the expiration of, any fiscal year (except for termination for Cause, as defined in Section 5.3, then the Bonus payable to the Executive for services rendered during such fiscal year shall be equal to the Bonus for such fiscal year determined as described above, multiplied by a fraction, the numerator of which shall be the number of days during such fiscal year that the Executive was an employee of the Company, and the denominator of which shall be 360.

                  3.3 SUPPLEMENTAL INCENTIVE AWARD PAYMENTS. Each year during the Term, the Compensation Committee may, but shall be under no obligation to, establish a supplemental incentive award pool, consisting of a percentage of the salaries of the executive officers of the Company determined by the Compensation Committee after consulting with management of the Company, which is to be paid out to executives of the Company provided the Company's performance meets or exceeds annual objectives predetermined by the Compensation Committee. It is anticipated that if such a pool is established, the objectives would consist primarily of the Company's meeting operating income targets, but also may consist of the Company's meeting sales targets, increasing its revenue base and/or other factors. The Executive's payment from such an incentive award pool relative to other Company executives is to be weighted based upon the Executive's position in the Company and contribution towards the Company's performance relative to the annual objectives. In the event the Compensation Committee determines that such objectives are met for a fiscal year and that it is appropriate to establish such a pool, the Chairman of the Board shall be entitled to allocate the incentive award pool among the Executive and other executive officers of the Company, provided that all such awards must be approved by the Compensation Committee, which may revise the awards at its discretion.

                  3.4 STOCK OPTIONS. On the Effective Date, the Company shall grant to the Executive options to purchase 32,000 shares of the Class A Common Stock of the

Company pursuant to the terms of the Stock Option Agreement attached hereto as Exhibit A.

                  3.5 ADDITIONAL COMPENSATION. Nothing in this Agreement shall be deemed to prohibit the Compensation Committee from granting the Executive such increased compensation, incentive awards or other benefits as the Compensation Committee from time to time may determine, provided that the parties recognize and acknowledge that the Compensation Committee shall be under no obligation to grant any such increase and shall have full discretion in making any determination with respect thereto. The Compensation Committee shall also determine what allowances to provide Executive, including without limitation, auto allowance, allowance for membership in country clubs, and allowance for increased and additional benefits, in addition to those benefits for which Executive is eligible under Section 4.2, below; provided however, that Executive shall receive benefits at least equal to those received by Executive from Golden Bear International, Inc. prior to the Effective Date.

         4.       REIMBURSEMENT OF EXPENSES; BENEFITS.

                  4.1 REIMBURSEMENT OF EXPENSES. Upon submission of appropriate documentation and in accordance with such guidelines as may be established from time to time by the Company's Board of Directors, the Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive in the performance of his duties under this Agreement.

                  4.2 EMPLOYEE BENEFIT PLANS AND PROGRAMS. During the Term, the Executive shall also be entitled to participate in all group life insurance, pension, medical insurance, hospitalization, disability and other similar employee benefit plans and programs of the Company, subject to eligibility and vesting requirements from time to time in effect, which at any time during the Term may be offered by the Company to its executive officers generally, provided that nothing in this Agreement shall require the Company at any time to create or continue any such plan or program or to fix, amend or retain eligibility requirements so as to include the Executive.

                  4.3 VACATIONS. The Executive shall be entitled to that amount of paid vacation during each calendar year as is the Company's policy for executive employees, taking into consideration the reasonable business needs of the Company. The Executive may take vacation at such times as the Executive elects, upon reasonable advance notice to the Company, provided that the Executive takes no more than two consecutive weeks of vacation and provided further that such vacation does not affect the operations and business needs of the Company. The Executive shall be permitted to accrue vacation time in accordance with the Company's vacation accrual policy for executive employees in effect at the time the vacation is accrued.

         5. TERMINATION. The Executive's employment under this Agreement may be terminated prior to the end of any Term by the Company or the Executive without any breach of this Agreement under the following circumstances:

                  5.1 DEATH. The Executive's employment under this Agreement shall terminate upon the Executive's death.

                  5.2 DISABILITY. The Company may terminate the Executive's employment if the Executive, due to physical or mental injury or illness, is unable to perform the Executive's duties under this Agreement for an aggregate of 135 days out of any 270 day period.

                  5.3 CAUSE.   The Company may terminate the Executive's
employment under this Agreement for "Cause". "Cause" shall mean the following:
(a) action by the Executive involving willful misconduct, dishonesty or gross neglect which has a materially adverse effect on the business or reputation of the Company; (b) Employee's conviction of a crime punishable by death or imprisonment of one year or more under the laws of the jurisdiction in which convicted, or of a crime involving theft, misappropriation of funds, fraud or deception, regardless of the punishment; or (c) the refusal or repeated failure of the Executive to discharge his duties under Section 2 in all material respects (other than any such refusal or failure resulting from the Executive's incapacity due to physical or mental injury or illness) where such alleged refusal or failure is not remedied within fifteen (15) days after the date of the Executive's receipt of a written demand from the Company to remedy such alleged refusal or failure, which demand shall specify the nature of such refusal or failure.

                  5.4 GOOD REASON.     The Executive may terminate  his
employment under this Agreement for "Good Reason". "Good Reason" means: (a) any removal of the Executive from the position of President and Chief Executive Officer of the Company; (b) a failure by the Company to pay when due all compensation provided for in this Agreement; or (c) a material failure by the Company to comply with any of the other material provisions of this Agreement; provided in each case that the Company has not remedied the breach underlying such Good Reason within fifteen (15) days after notice thereof.

                  5.5 NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 5.1 above) shall be communicated by written notice of termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination.

                  5.6 DATE OF TERMINATION. The "Date of Termination" shall mean:
(i) if the Executive's employment is terminated by his death, the date of death,
(ii) if the Executive's employment is terminated pursuant to Section 5.2 above, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full time basis during such 30 day period), and (iii) if the Executive's employment is terminated for any reason, the date on which a Notice of Termination is given.

                  5.7 SUSPENSION OF EMPLOYMENT. In the event the Executive is arrested for any crime of the nature specified in Section 5.3(b) hereof, the Company may elect to suspend the Executive from his duties hereunder until such charges have been dropped or adjudicated in a manner which results in other than a guilty verdict, whichever is earlier. During the period of suspension, the Executive shall not receive any compensation unless the Company determines that the continuation of the Executive's compensation is appropriate. The election by the Company to suspend the Executive under this Section 5.7 shall not limit the right of the Company to otherwise terminate the Executive for Cause under
Section 5.3 (provided that the Executive's actions constitute Cause for purposes of Section 5.3).

         6.       PAYMENTS TO EXECUTIVE DURING DISABILITY AND AFTER TERMINATION.

                  6.1 COMPENSATION DURING DISABILITY. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental injury or illness, the Executive shall continue to receive the Base Salary, incentive compensation and benefits to which he is entitled under this Agreement until his employment is termination pursuant to Section 5.2 hereof; provided that payments so made to the Executive during such period shall be reduced to the extent of any amounts paid to the Executive under any disability benefit plan of the Company.

                  6.2 COMPENSATION UPON TERMINATION FOR DEATH OR DISABILITY. If the Executive's employment is terminated by his death under Section 5.1 or disability under Section 5.2, the Company shall pay to the Executive, his spouse or his estate, as applicable: (i) the incentive compensation to which he is entitled under this Agreement through the Date of Termination; (ii) the Executive's Base Salary as in effect on the Date of Termination, for a period of two years following the Date of Termination, and (iii) the cost of health insurance benefits for the Executive and his family for a period of 18 months following the Date of Termination.

                  6.3 PAYMENTS AFTER TERMINATION FOR CAUSE. If the Executive's employment is terminated under Section 5.3 for Cause, the Executive shall receive: (i) the incentive compensation to which he is entitled under this Agreement through the Date of Termination; and (ii) his Base Salary through the Date of Termination in accordance with the terms of this Agreement and thereafter Executive shall not be entitled to receive any further compensation or benefits whatsoever.

                  6.4 PAYMENTS AFTER WRONGFUL TERMINATION.

                           (a)      If: (i) the Company  terminates the
Executive's employment other than because of the Executive's death, Disability, or for Cause; or (ii) the Company elects to terminate the Executive's employment as of the end of the Initial Term or any Renewal Term; or (iii) if the Executive shall terminate the Executive's employment for Good Reason pursuant to Section
5.4 (any such termination being referred to as a "Wrongful Termination"), then the Company shall pay to the Executive for a period equal to the greater of the remainder of the current term or twenty-four (24) months: 1) the Base Salary, in effect on the Date of Termination; and 2) an amount equal to the average annual Bonus, if any, received by Executive prior to termination. In addition, Company shall pay to Executive (i) the incentive compensation to which he is entitled under this Agreement through the Date of Termination and (ii) the cost of health insurance benefits for the Executive and his family for a period of 18 months.

                           (b)      Notwithstanding  the terms of Section
6.5(a) above, if a Wrongful Termination occurs within a period of one year after a Change of Control (as defined below), the Executive shall be entitled within 30 days after such termination to a lump sum payment equal to the greater of (i) the Base Salary and Bonuses, if any (in each case, determined as of the Date of Termination), through the remainder of the current Term, or (ii) 24 months of the Base Salary, and Bonuses in an amount equal to the average annual Bonus, if any, received by Executive prior to the Date of Termination. In addition, Company shall pay to Executive the cost of health insurance benefits for the Executive and his family for a period of 18 months.

                  A Change of Control will occur: (i) on the date of the acquisition by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended), excluding the Company, any of its subsidiaries or any holder of the Company's Class B Common Stock, par value $.01 per share, of twenty-five percent (25%) or more of the then outstanding voting securities entitled to vote generally in the election of directors; (ii) on the date of any sale of the Company's or any of its subsidiaries' assets which required approval of the Company's shareholders under the Florida Business Corporation Act; or (iii) on the date of any consolidation or merger to which the Company is a party or any stock exchange or similar transaction as a result of which the holders of the Company's outstanding voting securities immediately prior to such transaction do not continue to own voting securities in the new or surviving entity entitling them to elect its Board of Directors.

         7.       CONFIDENTIALITY; INTELLECTUAL PROPERTY; NONCOMPETITION.

                  7.1 CONFIDENTIALITY. The Executive shall not, during the Term or any time after the Term, use or divulge to any person any Confidential Information (as defined below) relating to the Company or any of its subsidiaries which may have come to the Executive's knowledge at any time during the Executive's term of employment with the Company or during the time that Executive was employed by Company's predecessor in interest, Golden Bear International, Inc. "Confidential Information" shall mean any information not generally available to the public concerning the Company or any of its subsidiaries, including, but not limited to, methods of operation, methods of doing business, sales, files, forms, lists and names of and the needs and requirements of customers and suppliers, the nature and content of any contracts, and any inventions, techniques, methods, products, devices, trade secrets, copyrights, patents, other rights to and in all knowledge, information and materials proprietary to the Company (including business plans and financial information), which relate to or are used in connection with any business or activity carried on by the Company or any of its subsidiaries. At or prior to the termination of the Executive's employment with the Company, the Executive shall deliver to the Company (i) all property of the Company in the possession or under the control of the Executive and (ii) all written or printed material and all other property (including, but not limited to, computerized data) in the possession or under the control of the Executive relating to Confidential Information.

                  7.2 OWNERSHIP OF CERTAIN INTELLECTUAL PROPERTY. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company, the Executive's entire, right, title and interest in and to all inventions, ideas, disclosures, intellectual property rights and improvements, whether patented or unpatented, and copyrightable material made or conceived by the Executive, solely or jointly, during the term of the Executive's employment, which relate to methods, apparatus, designs, ideas, products, processes, items or devices, sold, leased, used or under consideration or development by the Company or which otherwise relate or pertain to the businesses, functions or operations of the Company. The Executive shall communicate promptly and disclose to the Company, in such form as the Executive may be requested to do so by the Company's Board of Directors, all information, details and data pertaining to these matters and shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be requested of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and as to copyrightable material to obtain copyright thereof. The Executive irrevocably appoints the Company's designee as the Executive's attorney-in-fact for the purpose of carrying out the terms of this Section 7.2, and acknowledges that this appointment is irrevocable and coupled with an interest.

                  7.3 NONCOMPETITION. During the Term and for a period of one
(1) year after the voluntary resignation of the Executive as an employee of the Company or the termination by the Company of any such employment or engagement for Cause pursuant to Section 5.3 or upon the expiration of the Term of this Agreement, the Executive shall not engage or have an interest, anywhere in the United States of America or any other geographic area where the Company or any of its subsidiaries do business or in which its products are marketed, alone or in association with others, as principal, officer, agent, employee, consultant, independent contractor, director, partner or stockholder, or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business competitive with the business engaged in by the Company or any of its subsidiaries; provided, that the foregoing shall not be construed to prohibit the Executive from owning, in the aggregate, less than 5% of any class of securities listed on a national securities exchange or traded publicly on the over-the-counter market. During the same period, the Executive shall not, and shall not knowingly or intentionally permit, cause or authorize any of his employees, agents or others under his control to, directly or indirectly, on behalf of himself or any other Person, to recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Company, any subsidiary of the Company or any such successor to terminate his or her employment or other relationship with the Company, any subsidiary of the Company or such successor. The Executive shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or confusingly similar to those used at any time by the Company or any subsidiary of the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company or any subsidiary of the Company.

                  7.4 REMEDIES. The restrictions set forth in this Section 7 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Company. The Executive acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of this Section 7. Accordingly, the Executive agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive and other equitable relief, (without any bond or security being required to be posted) to secure the enforcement of these provisions, and shall be entitled to receive reimbursement from the Executive for all attorneys' fees and expenses incurred by the Company in enforcing these provisions. If the Executive breaches the covenant set forth in Section 7.3, the running of the noncompete period described therein (but not his obligations) shall be tolled for so long as such breach continues. It is the desire and intent of the parties that the provisions of Section 7 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of Section 7 relating to the time period, scope of activities or geographic area of restrictions are declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Section 7 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

         8. NOTICES. All notices or other communications which any party to this Agreement may desire or be required to give under this Agreement shall be deemed to have been given the first business day after being delivered to a nationally recognized overnight courier for next business day delivery to the address of such party set forth below or such other address as either party may from time to time give notice to the other in the aforesaid manner:

         If to the Company:      Golden Bear Golf, Inc.
                                 11780 U.S. Highway No. 1
                                 North Palm Beach, Florida 33408
                                 Attn: _________________________

                                 If to the Executive:  Mark F. Hesemann
                                 ______________________________________

                                 ______________________________________

                                 Attn: __________________________

         9.       MISCELLANEOUS.

                  9.1 ENTIRE AGREEMENT. This Agreement and all agreements and documents referred to in this Agreement are intended to and do constitute the entire agreement between the parties and supersede all prior oral or written agreements or understandings of the parties with regard to the subject matter of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, have been made by either party which are not expressly set forth in this Agreement.

                  9.2 NO ORAL MODIFICATIONS. No interpretation, change, termination or waiver of any provision of this Agreement shall be binding upon a party unless in writing and executed by the party or parties to be bound thereby.

                  9.3 NO ASSIGNMENT. Neither this Agreement nor any rights or obligations under this Agreement may be assigned or delegated by the parties to this Agreement, except for any assignment by the Company occurring by operation of law.

                  9.4 BINDING EFFECT. This Agreement shall be binding upon the parties and their respective successors and shall inure to the benefit of the parties and their respective successors.

                  9.5 GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without giving effect to any conflict of laws provision thereof.

                  9.6 PREVAILING PARTIES. In the event of a dispute regarding any of the terms of this Agreement, the party prevailing in such dispute shall be paid its legal costs, including reasonable attorneys' fees, incurred in connection with the enforcement or interpretation of this Agreement, in litigation and in preparation for litigation, and at trial and in connection with any appellate action.

                  9.7 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  9.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, together, will constitute one and the same agreement. Any telecopied version of a manually executed signature page delivered by one party to the other shall be deemed a manually executed and delivered original.

                  9.9 NO WAIVER. Any waiver by either party of any provision of this Agreement shall not be construed as a continuing waiver thereof or a waiver of any other provision of this Agreement.

                  9.10 HEADINGS. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

                  9.11 REMEDIES. Neither the termination of this Agreement, the provision of a specific remedy, nor any other provision of this Agreement shall be construed to prohibit any party from pursuing any remedy available at law or in equity for the breach or violation of the provisions of this Agreement.

                  9.12 SURVIVAL. The terms of Sections 3, 6, 7, and 9 of this Agreement shall survive the expiration or termination of this Agreement.

         IN WITNESS WHEREOF, the undersigned have entered into this Agreement on the date set forth above.



                                  GOLDEN BEAR GOLF, INC.:



                                  By: _______________________

                                  Name: ____________________

                                  Title: _____________________



                                  EXECUTIVE:



                                  By: ________________________

                                  Name: _____________________

                                  Title: _______________________